UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                          National Holdings Corporation
                          -----------------------------
                                (Name of Issuer)

                          Common Stock, $0.02 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                    636375107
                                    ---------
                                 (CUSIP Number)



                                 March 16, 2006
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [  ]  Rule 13d-1(b)
                  [X ]  Rule 13d-1(c)
                  [  ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                                 ------------------
CUSIP No. 636375107                   13G                     Page  2 of 8 Pages
-----------------------------                                 ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bedford Oak Partners, L.P.  06-1504646
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       273,090 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            273,090 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           273,090 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.39% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                               Page 2 of 8 Pages

-----------------------------                                 ------------------
CUSIP No. 636375107                   13G                     Page  3 of 8 Pages
-----------------------------                                 ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bedford Oak Advisors, LLC  13-4007124
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       308,090 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            308,090 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           308,090 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.08% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                               Page 3 of 8 Pages

-----------------------------                                 ------------------
CUSIP No. 636375107                   13G                     Page  4 of 8 Pages
-----------------------------                                 ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harvey P. Eisen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       308,090 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            308,090 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           308,090 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.08% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 4 of 8 Pages

Item 1(a)               Name of Issuer:
                        --------------

                        National Holdings Corporation ("the Company")

Item 1(b)               Address of Issuer's Principal Executive Offices:
                        -----------------------------------------------

                        875 North Michigan Avenue, Suite 1560
                        Chicago, Illinois  60611

Items 2(a) and 2(b)     Name of Person Filing and Business Office:
                        -----------------------------------------



                        This statement is filed by: (i) Bedford Oak Partners, L.P. ("BOP"); (ii) Bedford Oak Advisors, LLC ("Investment Manager") in its capacity as the investment manager of BOP and other private investment funds; and
                        (iii) Harvey P. Eisen, in his capacity as managing member of the Investment Manager. The principal business address of each reporting person is 100 South Bedford Road, Mt. Kisco, New York 10549.

Item 2(c)               Citizenship:
                        -----------

                        BOP is a Delaware limited partnership. The Investment Manager is a Delaware limited liability company. Mr. Eisen is a United States citizen.

Item 2(d)               Title of Class of Securities:
                        ----------------------------

                        Common Stock, $0.02 par value ("Common Stock")

Item 2(e)               CUSIP Number:
                        ------------

                        636375107

Item 3                  Not Applicable


Item 4                  Ownership:
                        ---------

                        The percentages used herein are calculated based upon 5,064,878 shares of Common Stock issued and outstanding as of February 6, 2006, as disclosed by the Company in its quarterly report filed on Form 10-Q for the period ending December 31, 2005.

                        As of the close of business on March 23, 2006:

                        1. Bedford Oak Partners, L.P.
                        (a) Amount beneficially owned: -273,090-
                        (b) Percent of class: 5.39%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii) Shared power to vote or direct the vote: -273,090-
                        (iii) Sole power to dispose or direct the disposition:
                             -0-
                        (iv) Shared power to dispose or direct the disposition:
                             -273,090-


                               Page 5 of 8 Pages

                         2. Bedford Oak Advisors, LLC
                        (a) Amount beneficially owned: -308,090-
                        (b) Percent of class: 6.08%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii) Shared power to vote or direct the vote: -308,090-
                        (iii) Sole power to dispose or direct the disposition:
                             -0-
                        (iv) Shared power to dispose or direct the disposition:
                             -308,090-

                        3. Harvey P. Eisen
                        (a) Amount beneficially owned: -308,090-
                        (b) Percent of class: 6.08%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii) Shared power to vote or direct the vote: -308,090-
                        (iii) Sole power to dispose or direct the disposition:
                              -0-
                        (iv) Shared power to dispose or direct the disposition:
                              -308,090-

                        The Investment Manager controls 308,090 shares of Common Stock in its capacity as the investment manager of certain private investment funds including BOP, which itself directly owns 273,090 shares of Common Stock. Harvey P. Eisen controls 308,090 shares of Common Stock in his capacity as the managing member of the Investment Manager.


Item 5                  Ownership of Five Percent or Less of a Class:
                        --------------------------------------------

                        Not Applicable

Item 6                  Ownership of More than Five Percent on Behalf of Another
                        --------------------------------------------------------
                        Person:
                        ------

                        Not Applicable

Item 7                  Identification and Classification of the Subsidiary
                        ---------------------------------------------------
                        Which Acquired the Security Being Reported on By the
                        ----------------------------------------------------
                        Parent Holding Company:
                        ----------------------

                        Not Applicable

Item 8                  Identification and Classification of Members
                        --------------------------------------------
                        of the Group:
                        ------------

                        Not Applicable

Item 9                  Notice of Dissolution of Group:
                        ------------------------------

                        Not Applicable


                               Page 6 of 8 Pages

Item 10                 Certification:
                        -------------

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 8 Pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 23, 2006


BEDFORD OAK PARTNERS, L.P.

By:  Bedford Oak Management, LLC, its
General Partner


By: /s/ Harvey P. Eisen
    ------------------------------------------
Name:  Harvey P. Eisen
Title: Chairman and Managing Member


BEDFORD OAK ADVISORS, LLC


By: /s/ Harvey P. Eisen
    ------------------------------------------
Name:   Harvey P. Eisen
Title:  Chairman and Managing Member


HARVEY P. EISEN


  /s/ Harvey P. Eisen
--------------------------------------------




                               Page 8 of 8 Pages